Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS FIRST QUARTER RESULTS;

CORE DEPOSITS INCREASE 10%

May 4, 2010 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, reported a 10% increase in core deposits and an 11% increase in total deposits for the first quarter, as well as profit improvement over the previous quarter announced Gary L. Nalbandian, Chairman, President and CEO.

First Quarter Financial Highlights

Quarter Ended
%
	03/31/10		03/31/09		Change

Total assets	$ 2.17	Billion	$ 2.12	Billion	3%

Total deposits	$ 1.85	Billion	$ 1.67	Billion	11%

Total loans (net)	$ 1.39	Billion	$ 1.43	Billion	(2) %

Total revenues	$ 25.4	Million	$ 24.8	Million	2%

Net income	$ 6,000		$ 837,000		(99)%

Diluted net income per share	$ 0.00		$ 0.13		(100)%

Chairman’s Statement

Commenting on the Company’s financial results, Chairman Nalbandian stated “our continued focus on community banking produced a 10% increase in core deposits over the previous twelve months to $1.8 billion.  Especially noteworthy was our growth in core demand deposits of $197 million, or 19%, over the same period. We are also pleased with our improvement in net income over the results we recorded in the previous three quarters.”

Mr. Nalbandian noted the following highlights from the first quarter ended March 31, 2010:

➢	Total deposits increased $179.1 million, or 11%, to $1.85 billion from one year ago.

➢	Core deposits increased $162.1 million, or 10%, over the same period.

➢	Core consumer deposits increased by $101.9 million, or 13%, over the previous twelve months to $903.9 million and represent 50% of total core deposits.

➢	Stockholders’ equity increased by $84.2 million, or 71%, over the past twelve months to $203.2 million. At March 31, 2010, the Company’s book value per share was $14.99.

➢	Metro Bancorp continues to exhibit very strong capital ratios. The Company’s consolidated leverage ratio as of March 31, 2010 was 11.08% and its total risk-based capital ratio was 14.82%.

➢	Total assets reached $2.17 billion.

➢	Total borrowings and long-term debt decreased by $209.8 million, or 66%, from one year ago.

➢	Net loans totaled $1.39 billion, down 2% over the past twelve months.

➢	The allowance for loan losses to total loans increased to 1.08% from 1.00% at the previous quarter end.

➢
The Company recorded net income of $6,000, or $0.00 per fully-diluted share, for the first quarter vs. net income of $837,000, or $0.13 per fully-diluted share, for the same period one year ago. Impacting net income for the first quarter of 2010 were the following:

•
Net securities losses of $292,000, primarily the result of other-than-temporary impairment charges totaling $913,000 on private-label collateralized mortgage obligations (“CMO’s”) held in the Company’s investment portfolio;

•	Expenses associated with Other Real Estate Owned (“OREO”) and problem loans totaling $745,000;
•	The reversal of $201,000 of accrued interest income associated with loans which were reclassified to non-accrual status during the quarter; and
•	FDIC insurance premiums of $1.1 million vs. $735,000 for the first quarter of 2009.

➢	The net income of $6,000 for the first quarter was an improvement of $896,000 over the loss reported for the previous quarter.

➢	Total revenues for the first quarter were $25.4 million as compared to $24.8 million for the same quarter one year ago.

➢
The Company’s net interest margin on a fully taxable basis for the first quarter of 2010 was 4.00% vs. 3.88% for the fourth quarter of 2009 and compared to 3.94% for the first quarter of 2009.  The Bank’s deposit cost of funds for the first quarter was 0.81% as compared to 1.09% for the same period one year ago, while core deposits grew from $1.66 billion to $1.82 billion over the past twelve months.

➢	Noninterest income totaled $5.9 million for the first quarter of 2010, up $447,000, or 8%, over the first quarter of 2009.

➢	On a linked-quarter basis, total noninterest expenses were down $1.8 million, or 7%, from the previous quarter.

➢	During the quarter, the Company announced that the merger agreement with Republic First Bancorp, Inc. had been terminated.

➢
Metro Bank has five new sites in various stages of development in Central Pennsylvania: two in York County; two in Lancaster County and one in Cumberland County. The Bank currently has a network of 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York.

Income Statement

	For the three months ended

( in thousands, except per share data)	March 31, 2010	December 31, 2009	% Change	March 31, 2009	% Change

Total revenues	$25,379	$25,753	(1)%	$24,836	2%
Total expenses	23,875	25,646	(7)	20,627	16
Net income (loss)	6	(890)	101	837	(99)
Diluted net income (loss) per share	$0.00	$(0.07)	100%	$0.13	(100)%

Total revenues (net interest income plus noninterest income) for the first quarter increased $543,000 to $25.4 million, up 2% over the first quarter of 2009. Net interest income increased slightly while service charges and other fee income increased by $223,000, or 4%.  The increase was partially offset by net securities losses of $292,000.  Excluding the net securities losses and the reversal of accrued interest income on nonaccrual loans, total revenues were up $1.0 million, or 4%, over the first quarter one year ago.

The Company recorded net income of $6,000 for the first quarter of 2010 vs. net income of $837,000 for the first quarter of 2009. Net income per fully diluted share for the quarter was $0.00 as compared to fully diluted net income per share of $0.13 recorded for the same period a year ago.

The difference in earnings is attributable to a 2% increase in revenues offset by a 16% increase in expenses, primarily a result of the transition of operational services away from TD Bank in mid-2009, as well as an increase in Federal Deposit Insurance Corporation (FDIC) premiums and higher expenses associated with foreclosed assets, problem loans and consulting services.

On a linked quarter basis, the Company improved from a net loss of $890,000, or $(0.07) per share, in the fourth quarter of 2009 to net income of $6,000 during the first quarter of 2010.  Linked quarter total revenues were down $374,000, or 1%, while at the same time, total noninterest expenses were down $1.8 million, or 7%, from the previous quarter.

The total tax benefit recorded for the first quarter of 2010 was $902,000.  This benefit was partially due to the proportion of tax free income to a total pre-tax loss.  It also includes a $256,000 tax benefit the Company recorded during the first quarter of 2010 for merger-related expenses that were not deductible in previous periods.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2010 totaled $19.4 million vs. $19.3 million recorded in the first quarter of 2009.  Net interest income for the first quarter of 2010 was impacted by the reversal of $201,000 of accrued interest income associated with loans which were reclassified to nonaccrual status during the quarter.

The net interest margin for the first quarter of 2010 was 3.87%, up 13 basis points over the previous quarter and up 4 basis points over the first quarter of 2009. Average interest earning assets for the first quarter totaled $2.01 billion vs. $2.02 billion for the first quarter of 2009 and compared to $1.95 billion for the previous quarter.

Total noninterest bearing deposits averaged $325.4 million for the first quarter of 2010, up $39.8 million, or 14%, over first quarter last year while average interest bearing deposits totaled $1.50 billion, up $175.3 million, or 13%, over the first quarter of 2009. At the same time, average borrowings for the first quarter of 2010 were $76.2 million compared to $358.1 million for the same period one year ago. Total interest expense for the quarter was down $1.3 million, or 22%, from the first quarter of 2009 as a result of a 26 bps reduction in the Company’s total cost of funds from 1.20% to 0.94%.

Net interest income on tax-equivalent basis, totaled $20.1 million in the first quarter of 2010, an increase of $174,000, or 1%, over the first quarter one year ago. The net interest margin on a fully-taxable basis for the first quarter of 2010 was 4.00% vs. 3.88% for the previous quarter and compared to 3.94% for the first quarter of 2009.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the change in net interest income on a fully tax-equivalent basis for the quarter was due to a decrease in volume change which was more than offset by an increase in  rate change in the Company’s earning assets.

(dollars in thousands)	Net Interest Income
March 31 2010 vs. 2009	Volume Change	Rate Change	Total Increase	% Increase
Quarter	$ (321)	$ 495	$ 174	1%

Noninterest Income

Noninterest income for the first quarter of 2010 totaled $5.9 million, up $447,000, or 8%, over $5.5 million recorded in the first quarter one year ago.

	Three months ended March 31,
(dollars in thousands)	2010	2009	% Change
Service charges and fees	$5,894	$5,646	4%
Other income	150	175	(14)
Subtotal	6,044	5,821	4
Gains on sale of residential loans	194	305	(36)
Loss on sale of student loans	-	(627)	(100)
Gains on sales of securities	621	-	-
Impairment losses on investment securities	(913)	-	-
Total noninterest income	$5,946	$5,499	8%

Service charges and fees increased by $248,000, or 4%, over the first quarter of 2009.  Noninterest income for the first quarter of 2010 was impacted by net impairment losses on private-label CMO’s totaling $913,000.  These charges were partially offset by $621,000 of gains on the sales of other securities.  Noninterest income for the first quarter one year ago was impacted by a $627,000 loss on the sale of student loans.

Noninterest Expenses

Noninterest expenses for the first quarter of 2010 were $23.9 million, up $3.2 million, or 16%, over $20.6 million recorded one year ago.  The breakdown of noninterest expenses for the first quarter of 2010 are shown in the following table:

	For the three months ended

(dollars in thousands)	March 31, 2010	December 31, 2009	% Change	March 31, 2009	% Change
Salaries and employee benefits	$10,254	$11,485	(11)%	$9,999	3%
Occupancy and equipment	3,429	3,557	(4)	3,035	13
Advertising and marketing	832	876	(5)	520	60
Data Processing	3,140	2,416	30	2,034	54
Regulatory assessments and related fees	1,169	736	59	782	49
One-time system conversion/branding (net)	0	1,440	(100)	588	(100)
Merger/acquisition	17	110	(85)	230	(93)
Other expenses	5,034	5,026	0	3,439	46
Total noninterest expenses	$23,875	$25,646	(7)%	$20,627	16%

The increases in data processing and equipment expense are primarily the result of the new systems that were put into operation during the second quarter of 2009 as part of the transition of certain services away from TD Bank.  Advertising expenses were higher in 2010 as a result of a reduction in advertising in the first quarter of 2009 in anticipation of the rebranding of the Company that occurred in the second quarter of 2009.  FDIC premiums were higher due to an increase in rates imposed on the deposits of all banks as well as an increase in the level of average deposits covered.  Other expenses were higher during the first quarter of 2010 primarily as a result of increased expenses related to OREO, problem loans, telephone call center service and outside consulting services.  Expenses associated with OREO and problem loans totaled $745,000 for the first quarter of 2010 as compared to $222,000 for the same period in 2009.

Balance Sheet

	March 31,
(dollars in thousands)	2010	2009	% Change

Total assets	$2,171,191	$2,115,301	3%

Total loans (net)	1,394,398	1,430,105	(2	) %

Total deposits	1,847,695	1,668,617	11%

Total core deposits	1,820,173	1,658,100	10%

Total borrowings and debt	106,175	315,925	(66)%

Total stockholders’ equity	203,219	118,997	71%

Deposits

The Company’s deposit growth continues to be strong with total deposits at March 31, 2010 reaching $1.85 billion, a $179 million, or 11%, increase over total deposits of $1.67 billion one year ago.  Core deposits grew by $162 million, or 10%, over the previous twelve months.

(dollars in thousands)	03/31/10	03/31/09	$ Increase	% Increase

Core Deposits	$1,820,173	$1,658,100	$162,073	10%

Total Deposits	1,847,695	1,668,617	179,078	11%

Core Deposits

Change in core deposits by type of account is as follows:

	March 31,
(dollars in thousands)	2010	2009	% Change	1st Quarter 2010 Cost of Funds
Demand non-interest-bearing	$349,729	$310,219	13%	0.00%
Demand interest-bearing	907,732	749,760	21%	0.79
Savings	344,008	337,660	2	0.49
Subtotal	1,601,469	1,397,639	15%	0.56
Time	218,704	260,461	(16)	2.54
Total core deposits	$1,820,173	$1,658,100	10%	0.81%

Total core demand and savings deposits increased by $203.8 million, or 15%, over the past twelve months to $1.6 billion.  The total cost of these deposits during the first quarter of 2010 was 0.56% as compared to 0.66% for the first quarter one year ago.  The first quarter of 2010 cost of total core deposits was 0.81%, down 27 basis points, or 25%, from the first quarter of 2009.

Change in core deposits by type of customer is as follows:

(dollars in thousands)	March 31, 2010	% of Total	March 31, 2009	% of Total	% Change
Consumer	$903,930	50%	$802,077	48%	13%
Commercial	563,951	31	528,375	32	7
Government	352,292	19	327,648	20	8
Total	$1,820,173	100%	$1,658,100	100%	10%

Consumer core deposits grew by $101.9 million, or 13%, over the past twelve months and account for 50% of total core deposits.

Lending

Gross loans totaled $1.41 billion at March 31, 2010, down $36.8 million from one year ago. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	March 31, 2010	% of Total	March 31, 2009	% of Total	$ Change	% Change
Commercial	$452,619	32%	$448,898	31%	$3,721	1%
Owner occupied	244,066	17	271,151	19	(27,085)	(10)
Total commercial	696,685	49	720,049	50	(23,364)	(3)
Consumer/residential	292,091	21	318,476	22	(26,385)	(8)
Commercial real estate	420,800	30	407,811	28	12,989	3
Gross loans	$1,409,576	100%	$1,446,336	100%	$(36,760)	(3	) %

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarters Ended
	March 31, 2010	December 31 2009	March 31, 2009
Non-performing assets/total assets	2.46%	2.12%	1.44%
Net loan charge-offs (annualized)/avg total loans	0.46%	0.56%	1.03%
Loan loss allowance/total loans	1.08%	1.00%	1.12%
Non-performing loan coverage	33%	38%	55%
Non-performing assets/capital and reserves	24%	21%	22%

Non-performing assets at March 31, 2010 totaled $53.5 million, or 2.46%, of total assets, up from $45.6 million, or 2.12% of total assets, at December 31, 2009 and as compared to $30.4 million, or 1.44%, of total assets one year ago. The Company’s provision for loan losses totaled $2.4 million for the first quarter of 2010 as compared to $1.8 million for the previous quarter and to $3.2 million recorded in the first quarter of 2009. The allowance for loan losses totaled $15.2 million as of March 31, 2010 as compared to $14.4 million at December 31, 2009 and to $16.2 million at March 31, 2009.  The allowance represented 1.08% of gross loans outstanding at March 31, 2010, up from 1.00% at December 31, 2009 and compared to 1.12% at March 31, 2009.

Total net charge-offs for the first quarter of 2010 were $1.6 million vs. $2.0 million for the previous quarter and compared to $3.7 million for the first quarter of 2009.  Approximately $1.3 million, or 82%, of the total net charge-offs in the first quarter of 2010 were associated with two separate loan relationships.

Investments

At March 31, 2010, the Company’s investment portfolio totaled $552.4 million. Detailed below is information regarding the composition and characteristics of the portfolio at March 31, 2010:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
U.S. Government agencies/other	$50,175	$25,000	$75,175
Mortgage-backed securities:
Federal government agencies pass through certificates	66,990	51,822	118,812
Agency collateralized mortgage obligations	237,745	28,375	266,120
Private-label collateralized mortgage obligations	86,532	3,740	90,272
Corporate debt securities	-	1,998	1,998
Total	$441,442	$110,935	$552,377
Duration (in years)	2.8	4.0	3.1
Average life (in years)	3.4	4.8	3.6
Quarterly average yield	3.70%	4.77%	3.78%

At March 31, 2010, the after-tax unrealized loss on the Bank’s available for sale portfolio was $8.3 million as compared to $10.9 million at December 31, 2009 and $14.6 million at March 31, 2009. The Company recorded a $913,000 charge against 2010 first quarter earnings for other-than-temporary credit losses on three private-label collateralized mortgage obligations held in the Bank’s portfolio. The average life of the total investment securities portfolio decreased from 3.8 years at December 31, 2009 to 3.6 years at March 31, 2010, and the total duration decreased from 3.3 years to 3.1 years during the same period.

Capital

Stockholders’ equity at March 31, 2010 totaled $203.2 million, an increase of $84.2 million, or 71%, over stockholders’ equity of $119.0 million at March 31, 2009, primarily the result of a common stock offering in the third quarter of 2009 which provided $77.8 million in new capital to the Company. Return on average stockholders’ equity (ROE) for the first quarter of March 31, 2010 and 2009, respectively, is 0.01% and 2.91%.

The Company’s capital ratios at March 31, 2010 were as follows:

	Metro	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	11.08%	5.00%
Tier 1	13.94	6.00
Total Capital	14.82	10.00

Both the Company and its subsidiary bank continue to maintain strong capital ratios and are well capitalized under various regulatory capital guidelines as required by federal banking agencies.

Regulatory Matters

The Company is also disclosing today on Form 8-K that the Bank has agreed to the issuance of a consent order by the FDIC.

Forward-Looking Statements

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Metro Bancorp, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
the Federal Deposit Insurance Corporation (FDIC) deposit fund is continually being used due to increased bank failures and existing financial institutions are being assessed higher  premiums in order to replenish the fund;

•
general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the loss of certain key officers;

•	continued relationships with major customers;

•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	the ability to hedge certain risks economically;

•	effect of terrorist attacks and threats of actual war;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	our success at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.